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                                                           [LOGO]

PRUDENTIAL MORTGAGE INCOME FUND, INC.

October  , 1998

Dear Shareholder:

You may be aware that the Directors of Prudential Mortgage Income Fund have recently approved a proposal to exchange the assets and liabilities of your Series for shares of Prudential Government Income Fund. The enclosed proxy materials describe this proposal in detail. If the proposal is approved by the shareholders and implemented, you will automatically receive shares of Prudential Government Income Fund in exchange for your shares of Prudential Mortgage Income Fund.

THE TRUSTEES AND I STRONGLY RECOMMEND THAT YOU VOTE FOR THE PROPOSAL. WE BELIEVE THAT THIS TRANSACTION SERVES YOUR BEST INTERESTS.

REASON FOR THE MERGER--GREATER FLEXIBILITY

      Mortgage-backed securities perform best in a stable interest rate environment. Interest rates would have to increase and remain stable for mortgage-backed securities to regain their attractiveness. Given the current interest rate environment, we believe that investors would be more interested in owning a portfolio that can adjust its mortgage exposure. As stated in the prospectus, Prudential Mortgage Income Fund must hold at least 65% of its assets in mortgage-backed securities. Prudential Government Income Fund is also allowed to hold mortgage-backed securities in its portfolio, however it is not restricted to a definitive amount.

PRUDENTIAL GOVERNMENT INCOME FUND'S investment objective is to seek high current income by investing primarily in U.S. government securities--including U.S. Treasuries, U.S. Government agencies and mortgage-backed securities. Portfolio manager Barbara Kenworthy has over 30 years of investment experience investing all types of fixed-income securities.

PLEASE READ THE ENCLOSED MATERIALS CAREFULLY FOR MORE COMPLETE INFORMATION. Your vote is important, no matter how many shares you own. Voting your shares early may permit your Series to avoid costly follow-up mail and telephone solicitation. After you have reviewed the enclosed materials, please complete, date and sign your proxy card and mail it in the enclosed postage-paid return envelope today.

SAVE TIME AND POSTAGE COSTS. Help us save time and postage costs (savings that we can pass on to you) by voting through the internet or via a touch tone phone. Each method is generally available 24 hours per day. If you are voting via these methods, you do not need to return your proxy card.

  TO VOTE BY INTERNET, FOLLOW THESE INSTRUCTIONS:

    Read your proxy statement and have your proxy card available.
    Go to website www.proxyvote.com
    Enter your 12 digit control number found on your proxy card.
    Follow the simple instructions found at the website.

  TO VOTE BY TELEPHONE, FOLLOW THESE INSTRUCTIONS:

    Read your proxy statement and have your proxy card available.
    Call the toll free number shown on your proxy card.
    Enter your 12 digit control number found on your proxy card.
    Follow the simple recorded instructions
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SHAREHOLDERS ON SYSTEMATIC ACCUMULATION PLANS SHOULD CONTACT THEIR FINANCIAL
ADVISOR OR CALL PRUDENTIAL MUTUAL FUNDS CUSTOMER SERVICE DIVISION (1-800-225-1852) TO CHANGE THEIR OPTIONS. IF NO CHANGE IS MADE BY NOV 20, 1998, FUTURE PURCHASES WILL BE MADE IN SHARES OF PRUDENTIAL GOVERNMENT INCOME FUND. SHAREHOLDERS WITH CERTIFICATES OUTSTANDING SHOULD CONTACT THEIR FINANCIAL ADVISOR OR CALL PRUDENTIAL MUTUAL FUNDS CUSTOMER SERVICE DIVISION (1-800-225-1852) TO DEPOSIT THEIR CERTIFICATES.

We value your investment and thank you for the confidence you have placed in Prudential Mutual Funds.

Sincerely,

    [SIGNATURE]
Brian M. Storms

PRESIDENT, Prudential Mutual Funds and Annuities

Prudential Mortgage Income Fund, Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 09102-4077